TRIMAS REPORTS SECOND QUARTER 2023 RESULTS
BLOOMFIELD HILLS, Michigan, July 27, 2023 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2023.
TriMas Highlights
•Increased second quarter net sales in TriMas Specialty Products and TriMas Aerospace groups by 33.7% and 26.2%, respectively, while maintaining strong order backlogs in both groups
•Achieved three sequential months of strengthening order backlogs during second quarter within TriMas Packaging group, although overall market demand recovery not yet at previously anticipated levels
•Reduced net outstanding shares through six months by 0.7%, as a result of repurchasing more than 450,000 shares of common stock
•Published updated Sustainability Report highlighting progress achieved in 2022
Second Quarter 2023
TriMas reported second quarter 2023 net sales of $233.2 million, a decrease of 1.9% compared to $237.7 million in second quarter 2022, as organic growth in the TriMas Specialty Products and TriMas Aerospace groups, and acquisition-related sales, were more than offset by lower market demand for TriMas Packaging dispenser and closure products used in personal care, food and industrial applications. The Company reported operating profit of $20.1 million in second quarter 2023, compared to $29.9 million in second quarter 2022. Adjusting for Special Items(1), second quarter 2023 adjusted operating profit was $27.3 million, compared to $32.1 million in the prior year period, primarily as a result of the impact of lower volumes within TriMas Packaging.
The Company reported second quarter 2023 net income of $11.0 million, or $0.26 per diluted share, compared to $19.9 million, or $0.47 per diluted share, in second quarter 2022, and $4.9 million, or $0.12 per diluted share, in first quarter 2023. Adjusting for Special Items(1), second quarter 2023 adjusted net income(2) was $17.5 million, compared to $21.8 million in second quarter 2022, primarily as a result of lower operating profit in second quarter 2023. Second quarter 2023 adjusted diluted earnings per share(2) was $0.50, compared to $0.60 in the prior year period, and $0.30 in first quarter 2023.
"We delivered strong performance within our TriMas Specialty Products group, as we continued to leverage our previous manufacturing improvements, coupled with a robust U.S. industrial market and a renewed focus on locally manufactured sourcing," said Thomas Amato, TriMas President and Chief Executive Officer. "While we still have meaningful opportunities to improve within our TriMas Aerospace group, we are beginning to experience the positive effects of bringing supply, labor and production into better synchronization with the demand recovery within the aerospace end market. Given the actions taken by our dedicated TriMas Aerospace team members, we anticipate our performance will continue to improve, positioning us well for 2024."
"Within our TriMas Packaging group, we have experienced three sequential months of backlog improvement, which is typically a positive indicator of the beginning of a market recovery. While we are encouraged, order rates have not increased to the level assumed in our planning models earlier this year. We continue to believe the packaging market softness primarily relates to certain customers’ overstock positions, cautious purchasing behaviors and lingering consumer inflationary concerns. In response to these challenges, we have taken actions to streamline our manufacturing footprint, and accelerated purchasing and other cost savings initiatives to better position the TriMas Packaging group for 2024," Amato concluded.
Financial Position
During the first six months of 2023, the Company paid cash of $71.8 million for acquisitions and repurchased 451,882 shares of its outstanding common stock for $13.1 million. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock on March 9, 2023, and May 11, 2023, as well as declared a $0.04 per share dividend to be payable on August 10, 2023.

TriMas ended second quarter 2023 with $41.9 million of cash on hand, $253.4 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.6x as defined in the Company's credit agreement. The Company continues to maintain a strong balance sheet and remains committed to utilizing cash generated to invest in its businesses, manage debt levels, return capital to shareholders through both share buybacks and dividends, and make programmatic bolt-on acquisitions. TriMas reported total debt of $417.0 million and Net Debt(3) of $375.1 million as of June 30, 2023.
The Company reported net cash provided by operating activities of $16.5 million for second quarter 2023, compared to $22.0 million in second quarter 2022. As a result, the Company reported Free Cash Flow(4) of $11.0 million for second quarter 2023, compared to $15.5 million in second quarter 2022. Please see Appendix I for further details.
Second Quarter Segment Results
TriMas Packaging group's net sales for the second quarter were $117.3 million, a decrease of 20.9% compared to the year ago period, as sales from the recent acquisition were more than offset by lower market demand, as anticipated, primarily for dispensers and closures used in personal care, food and industrial applications. Second quarter operating profit and the related margin percentage declined, primarily as a result of lower sales levels and the related under-absorption of fixed costs. The Company continues to actively engage with its customers to better evaluate longer-term demand requirements and take appropriate actions to implement cost savings initiatives.
TriMas Aerospace group's net sales for the second quarter were $59.8 million, an increase of 26.2% compared to the year ago period, primarily driven by increased aerospace production demand and acquisition-related sales. Second quarter operating profit increased, while the related margin decreased slightly. Although showing sequential improvement compared to first quarter 2023, margins continue to be impacted by a temporary imbalance between supply and production due to the accelerated rate of demand recovery in the aerospace and defense end markets. In addition, the Company completed the acquisition of Weldmac Manufacturing Company, a leading designer and manufacturer of high-performance, complex metal fabricated components and assemblies for the aerospace, defense and industrial end markets, during the second quarter.
TriMas Specialty Products group's net sales were $56.1 million, an increase of 33.7% compared to the year ago period, primarily due to higher demand for packaged gas steel cylinders used in construction and HVAC applications, as well as increased sales of stationary power generation and compressor units, as demand for locally-provided products has increased in certain U.S. industrial markets. Second quarter operating profit increased, and the related margin was at a record quarterly level of 21.6%, as a result of prior operational excellence actions, combined with a robust demand environment.
Outlook
As a result of what appears to be a more gradual demand recovery than originally modeled within the packaging end markets where TriMas participates, the Company is revising its full year 2023 outlook provided on February 23, 2023. The Company is now expecting to generate full year 2023 adjusted diluted earnings per share(2) in the range of $1.80 to $1.95, based on revised consolidated sales growth of 5% to 10% compared to 2022. In addition, the Company continues to target its full year 2023 Free Cash Flow(4) to be greater than 100% of net income.
"While our second quarter adjusted EPS results were in line with expectations, the rate of demand recovery and orders in TriMas Packaging have not materialized to the levels our planning models were originally based upon. While we believe certain customers have progressed in working through overstocked positions, some are taking advantage of shorter lead times and maintaining reduced inventory levels, rather than opting for a larger pipeline fill. We will continue to take the appropriate steps within TriMas Packaging to optimize our cost structure, positioning us well to capitalize on operating leverage gains in 2024 and beyond," commented Amato.
The above outlook includes the impact of all announced acquisitions. All of the above amounts considered as 2023 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its second quarter 2023 earnings conference call today, Thursday, July 27, 2023, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation second quarter 2023 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13739841, beginning July 27, 2023 at 3:00 p.m. ET through August 8, 2023 at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to rising tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, such as the ongoing coronavirus pandemic; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.

(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$41,900	$112,090
Receivables, net	164,800	132,370
Inventories	182,520	163,360
Prepaid expenses and other current assets	20,720	14,840
Total current assets	409,940	422,660
Property and equipment, net	318,630	277,750
Operating lease right-of-use assets	44,620	47,280
Goodwill	362,800	339,810
Other intangibles, net	190,680	188,110
Deferred income taxes	8,800	9,400
Other assets	20,890	19,990
Total assets	$1,356,360	$1,305,000
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$83,780	$85,210
Accrued liabilities	58,930	46,660
Lease liabilities, current portion	8,910	8,280
Total current liabilities	151,620	140,150
Long-term debt, net	417,020	394,730
Lease liabilities	39,850	41,010
Deferred income taxes	26,880	20,940
Other long-term liabilities	58,630	56,340
Total liabilities	694,000	653,170
Total shareholders' equity	662,360	651,830
Total liabilities and shareholders' equity	$1,356,360	$1,305,000

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net sales	$233,190	$237,680	$448,650	$461,990
Cost of sales	(178,660)	(177,000)	(346,430)	(347,600)
Gross profit	54,530	60,680	102,220	114,390
Selling, general and administrative expenses	(34,470)	(30,810)	(72,170)	(62,590)
Operating profit	20,060	29,870	30,050	51,800
Other expense, net:
Interest expense	(3,970)	(3,500)	(7,670)	(6,910)
Other income (expense), net	160	270	90	(10)
Other expense, net	(3,810)	(3,230)	(7,580)	(6,920)
Income before income tax expense	16,250	26,640	22,470	44,880
Income tax expense	(5,230)	(6,780)	(6,540)	(10,850)
Net income	$11,020	$19,860	$15,930	$34,030
Basic earnings per share:
Net income per share	$0.27	$0.47	$0.38	$0.80
Weighted average common shares—basic	41,462,452	42,297,525	41,503,039	42,548,366
Diluted earnings per share:
Net income per share	$0.26	$0.47	$0.38	$0.80
Weighted average common shares—diluted	41,645,184	42,481,199	41,723,611	42,795,446

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$15,930	$34,030
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	50	210
Depreciation	20,540	17,150
Amortization of intangible assets	9,200	10,040
Amortization of debt issue costs	460	450
Deferred income taxes	3,420	3,320
Non-cash compensation expense	6,180	5,300
Increase in receivables	(20,050)	(29,430)
Decrease (increase) in inventories	2,500	(7,940)
Decrease in prepaid expenses and other assets	1,210	790
Decrease in accounts payable and accrued liabilities	(14,060)	(8,870)
Other operating activities	810	2,640
Net cash provided by operating activities, net of acquisition impact	26,190	27,690
Cash Flows from Investing Activities:
Capital expenditures	(24,930)	(21,720)
Acquisition of businesses, net of cash acquired	(71,840)	(64,100)
Net proceeds from disposition of property and equipment	250	110
Net cash used for investing activities	(96,520)	(85,710)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	59,410	12,000
Repayments of borrowings on revolving credit facilities	(37,180)	(12,000)
Payments to purchase common stock	(13,090)	(27,890)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,590)	(2,280)
Dividends paid	(3,340)	(3,460)
Other financing activities	(3,070)	—
Net cash provided by (used for) financing activities	140	(33,630)
Cash and Cash Equivalents:
Decrease for the period	(70,190)	(91,650)
At beginning of period	112,090	140,740
At end of period	$41,900	$49,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,050	$6,330
Cash paid for taxes	$8,120	$1,120

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Packaging
Net sales	$117,320	$148,350	$233,540	$286,840
Operating profit	$17,280	$27,800	$31,670	$49,130
Special Items to consider in evaluating operating profit:
Purchase accounting costs	400	280	800	760
Business restructuring and severance costs	4,260	1,150	4,710	3,120
Adjusted operating profit	$21,940	$29,230	$37,180	$53,010

Aerospace
Net sales	$59,800	$47,390	$109,790	$91,910
Operating profit	$2,630	$2,750	$4,060	$4,590
Special Items to consider in evaluating operating profit:
Purchase accounting costs	800	160	800	400
Business restructuring and severance costs	290	360	290	690
Adjusted operating profit	$3,720	$3,270	$5,150	$5,680

Specialty Products
Net sales	$56,070	$41,940	$105,320	$83,240
Operating profit	$12,100	$6,770	$21,850	$14,010

Corporate Expenses
Operating loss	$(11,950)	$(7,450)	$(27,530)	$(15,930)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	1,210	240	2,410	1,150
Business restructuring and severance costs	280	80	3,760	450
Adjusted operating loss	$(10,460)	$(7,130)	$(21,360)	$(14,330)

Total Company
Net sales	$233,190	$237,680	$448,650	$461,990
Operating profit	$20,060	$29,870	$30,050	$51,800
Total Special Items to consider in evaluating operating profit	7,240	2,270	12,770	6,570
Adjusted operating profit	$27,300	$32,140	$42,820	$58,370

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Three months ended March 31,
	2023	2022	2023	2022	2023
Net income, as reported	$11,020	$19,860	$15,930	$34,030	$4,910
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	4,830	1,590	8,760	4,410	3,930
Purchase accounting costs	1,200	440	1,600	1,160	400
M&A diligence and transaction costs	1,210	240	2,410	1,150	1,200
Defined benefit pension plan settlement charge	640	—	640	—	—
Income tax effect of Special Items(1)	(1,360)	(330)	(2,800)	(1,380)	(1,440)
Adjusted net income	$17,540	$21,800	$26,540	$39,370	$9,000

	Three months ended June 30,		Six months ended June 30,		Three months ended March 31,
	2023	2022	2023	2022	2023
Diluted earnings per share, as reported	$0.26	$0.47	$0.38	$0.80	$0.12
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.11	0.04	0.21	0.10	0.09
Purchase accounting costs	0.03	0.01	0.04	0.03	0.01
M&A diligence and transaction costs	0.03	0.01	0.06	0.03	0.03
Defined benefit pension plan settlement charge	0.02	—	0.02	—	—
Income tax effect of Special Items(1)	(0.03)	(0.01)	(0.07)	(0.03)	(0.03)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.11	0.22	0.23	0.11
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.06)	(0.06)	(0.03)
Adjusted diluted EPS	$0.50	$0.60	$0.80	$1.10	$0.30
Weighted-average shares outstanding	41,645,184	42,481,199	41,723,611	42,795,446	41,802,037
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and six month periods ended June 30, 2023 and 2022, and the three months ended March 31, 2023, the income tax effect on the cumulative Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$16,500	$4,610	$21,110	$22,020	$3,260	$25,280
Less: Capital expenditures	(10,140)	—	(10,140)	(9,830)	—	(9,830)
Free Cash Flow	6,360	4,610	10,970	12,190	3,260	15,450
Net income	11,020	6,520	17,540	19,860	1,940	21,800
Free Cash Flow as a percentage of net income	58%		63%	61%		71%

	Six months ended June 30,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$26,190	$6,640	$32,830	$27,690	$7,570	$35,260
Less: Capital expenditures	(24,930)	—	(24,930)	(21,720)	—	(21,720)
Free Cash Flow	1,260	6,640	7,900	5,970	7,570	13,540
Net income	15,930	10,610	26,540	34,030	5,340	39,370
Free Cash Flow as a percentage of net income	8%		30%	18%		34%

	June 30, 2023	December 31, 2022	June 30, 2022
Long-term debt, net	$417,020	$394,730	$394,270
Less: Cash and cash equivalents	41,900	112,090	49,090
Net Debt	$375,120	$282,640	$345,180

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2023
	Low	High
Diluted earnings per share (GAAP)	$1.21	$1.36
Pre-tax amortization of acquisition-related intangible assets(1)	0.44	0.44
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Impact of Special Items(2)	0.26	0.26
Adjusted diluted earnings per share	$1.80	$1.95
(1) These amounts relate to acquisitions completed as of July 27, 2023. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.